EXHIBIT 10.1

AMENDED AND RESTATED

1993 STOCK OPTION PLAN

AMENDMENT 1

The Amended and Restated 1993 Stock Option Plan (the "Plan") is amended effective as of July 17, 2002, as follows:

"Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be subject to option and sold under the Plan is 22,927,726 Shares. The Shares may be authorized but unissued, or reacquired Common Stock, or both. If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of either an Option, shall not be returned to the Plan and shall not become available for future distribution under the Plan."